Exhibit 99.1

News Release
       Contact:
Lara Mahoney
Invacare Corporation
440-329-6393

INVACARE CORPORATION ANNOUNCES APPOINTMENT OF ELLEN O’KANE TAUSCHER AS NEW INDEPENDENT DIRECTOR

Elyria, OH – (February 9, 2012) – Invacare Corporation (NYSE: IVC) today announced the appointment of The Honorable Ellen O’Kane Tauscher as a new independent director to serve on Invacare’s Board of Directors, effective February 9, 2012. Ms. Tauscher will bring a unique blend of experience to the Invacare Board through her distinguished career, which includes experience in international and governmental affairs and the financial industry. She recently retired as the United States Under Secretary of State for Arms Control and International Security.

“We are excited and honored to have Ellen join our Board of Directors,” said A. Malachi Mixon, III, Invacare’s Chairman of the Board. “Ellen is an extremely accomplished professional. Her government service, coupled with her experience in the financial industry, makes her a valuable resource to the Board in overseeing the Company’s global strategy, strategic direction and operating performance. I am confident that she will be a great addition to the Invacare Board.”

Ms. Tauscher was nominated by President Obama to serve as Under Secretary of State for Arms Control and International Security and served from her Senate confirmation in June 2009 to February 6, 2012. Ms. Tauscher currently provides expert advice to the State Department on arms control, missile defense and civil nuclear cooperation. She was recently appointed as the Vice-Chair designate of the Atlantic Council’s Brent Scowcroft Center on International Security, which will be inaugurated later this year. The Center will expand thought leadership on the current and future global security challenges facing the Atlantic community and other regional partners.

Prior to joining the State Department, Ms. Tauscher served from January 1997 to June 2009 as a member of the U.S. House of Representatives from California’s 10th Congressional District. While a member of Congress, Ms. Tauscher served on the House Armed Services Committee, the House Transportation and Infrastructure Committee and most recently as Chairman of the House Armed Services Subcommittee on Strategic Forces.

Ms. Tauscher also worked in investment banking and the financial industry in various roles for Bache Halsey Stuart Shields, Bear Stearns & Co., Drexel Burnham Lambert and as an officer of the American Stock Exchange. From 1977 to 1980, Ms. Tauscher was a member of the New York Stock Exchange representing Bache Halsey Stuart Shields.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,200 associates and markets its products in approximately 80 countries around the world. The Company was named to the 2011 Fortune 1000 list and to the 2011 IndustryWeek U.S. Manufacturing 500. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

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